                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )

                             TRIPLE S PLASTICS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    896926102
              ------------------------------------------------------
                                 (CUSIP Number)

                                JANUARY 31, 2000
              ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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PAGE [2]

CUSIP NO.   896926102


                                       13G
-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON..................................................................................
         S.S. OR I.R.S. IDENTIFICATION NO. OF REPORTING PERSON.....................................................

                                            E.A.T - INVEST OY
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *........................................................
                                                                                                          (a)
                                                                                                             ------
                                                                                                          (b)
                                                                                                             ------
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION......................................................................

                                            HELSINKI, FINLAND
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                           5        SOLE VOTING POWER..............................................................
         NUMBER OF
             SHARES
                           ----------------------------------------------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER............................................................
     OWNED BY EACH

    REPORTING PERSON
                           ----------------------------------------------------------------------------------------
         WITH              7        SOLE DISPOSITIVE POWER.........................................................


                           8        SHARED DISPOSITIVE POWER.......................................................

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON..............................................

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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES * ...................................

-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9...........................................................

-------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON *................................................................................

                                            CO
-------------------------------------------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT *


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CUSIP NO.  896926102

ITEM 1 (a)        Name of Issuer:

                  TRIPLE S PLASTICS, INC.

ITEM 1(b)         Address of Issuer's Principal Executive Office

                  TRIPLE S PLASTICS, INC.
                  14320 S. PORTAGE ROAD
                  VICKSBURG, MICHIGAN 49097-0905

ITEM 2 (a).       Name of Person Filing:

                  E.A.T - INVEST OY

ITEM 2(b)         Address of Principal Business Office:

                  YLISKYLANKAARI 9A 00840
                  HELSINKI, FINLAND

ITEM 2(c)         Citizenship:

                  FINLAND

ITEM 2(d)         Title of Class of Securities:

                  COMMON

ITEM 2(e)         CUSIP Number:

                  896926102

ITEM 3.           NOT APPLICABLE

ITEM 4.           Ownership - NOT APPLICABLE

ITEM 5.           Ownership of Five Percent or less of a Class

                  CEASED TO BE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  NOT APPLICABLE.


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PAGE [4]

CUSIP NO.  896926102

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

                  NOT APPLICABLE

ITEM 8            Identification and Classification of Members of the Group

                  NOT APPLICABLE

ITEM 9            Notice of Dissolution of the Group

                  NOT APPLICABLE

ITEM 10                 CERTIFICATIONS

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry, to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   JANUARY 31, 2000
                                             -----------------------------
                                                     (Date)

                                             /S/ Elmar Paananen
                                             ----------------------------------
                                                  (Signature)

                                 Elmar Paananen, President of E.A.T - INVEST OY
                                 ----------------------------------------------
                                                   (Name/Title)